Exhibit 99.1
FOR RELEASE AT 3:00 PM CST

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL SECOND QUARTER RESULTS

Milwaukee, Wisconsin – January 29, 2009 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended December 28, 2008.

Net sales for the Company’s second quarter ended December 28, 2008 were $33.8 million, compared to net sales of $39.9 million for the second quarter ended December 30, 2007.  Net loss for the period was $1.2 million, compared to net income of $1.3 million in the prior year quarter.  Diluted loss per share for the period was $.38 compared to diluted earnings per share of $.38 in the prior year quarter. The decline in sales and profitability during the current quarter reflects the overall weakness in the US economy, and in particular the sharp decline in vehicle sales and production during the quarter. STRATTEC’s production volumes were down approximately 22% during the current quarter, modestly better than the 26% overall decline in North American light vehicle production volume. The current quarter results include one month of STRATTEC POWER ACCESS operations.  STRATTEC POWER ACCESS is the new name of the business the Company acquired from Delphi Corporation in a transaction that closed effective November 30, 2008.

For the six months ended December 28, 2008, net sales were $68.5 million compared to net sales of $82.6 million in the prior year period.  Net loss was $1.2 million compared to net income of $3.7 million in the prior year period and diluted loss per share was $.36 compared to diluted earnings per share of $1.06.

Sales to STRATTEC’s largest customers overall were significantly lower in the current quarter compared to the prior year quarter.  Sales to General Motors Corporation in the current quarter were $11.6 million compared to $11.9 million in the prior year quarter due to the takeover of certain passenger car lockset production from another supplier, offset by lower vehicle production volumes, primarily for trucks and SUV’s.  Sales to Chrysler LLC were $7.7 million compared to $10.0 million due to a combination of lower vehicle production volume and reduced component content in the products we supply, offset somewhat by $1.3 million of sales generated by STRATTEC POWER ACCESS in December.  Sales to Ford Motor Company were $3.0 million compared to $4.4 million and sales to Delphi Corporation were $2.0 million compared to $3.8 million due to lower vehicle production volumes. Sales during the current quarter were weaker than initially anticipated for the above four customers due to their additional production cut backs announced after the Thanksgiving holiday.  Subsequently, these customers extended their Christmas holiday shutdown downtime and further reduced their production schedules that will effect both our sales and profitability for the third fiscal quarter ending March 28, 2009.

               Gross profit margins were 8.5% in the current quarter compared to 17.3% in the prior year quarter.  The year-over-year decrease in gross profit margins was primarily attributed to reduced customer production volumes offset by lower purchased material costs for zinc and brass along with a favorable Mexico Peso to U.S. dollar exchange rate affecting the Company’s operations in Mexico.

Operating expenses were $6.7 million in the current quarter, compared to $5.8 million in the prior year quarter.  The increased spending is attributed to hiring STRATTEC POWER ACCESS engineering personnel, contracting with Delphi for temporary transition services related to the acquisition, and outside legal costs incurred to defend a STRATTEC patent.

During the current quarter, the Company contributed $3.0 million to its Pension Fund.  In addition, the Company completed construction on its new manufacturing facility in Juarez, Mexico.  Including land, the capital expenditure for this new facility totaled approximately $7.3 million over the last three quarters.

Harold M. Stratton II, Chairman, President & CEO commented:  “We are reacting to the unprecedented decline in the North American auto industry in several ways.  In our second quarter, we reduced our productive work force at both our Milwaukee, Wisconsin and Juarez, Mexico facilities through a combination of temporary and permanent layoffs.  We will continue to adjust our productive work force in this way until the business improves or stabilizes at a predictable level.

Since the beginning of our current fiscal year, we have not been replacing salaried associates who retired or left the company through normal attrition, saving nearly $1 million on an annualized basis.  However, in November it became clear that a larger adjustment needed to be made.  On January15, 2009, we reduced the U.S. salaried work force by approximately 10%.  Effective January 1, 2009, we also froze executive officer salaries at their 2008 levels, and reduced the Company’s 401k match for salaried associates.  These changes will save approximately $2 million more on an annualized basis, but will be offset during our third quarter with a charge to earnings of $350,000 for severance and outplacement costs.  Other cost reduction activities aimed at reducing general overhead costs are in place.

With the November completion of our new manufacturing facility in Juarez, Mexico we are vacating two leased facilities in Juarez and Matamoros, Mexico.  During the current quarter, we incurred approximately $132,000 of relocation costs to vacate a majority of the leased facility in Juarez. We expect additional relocation costs to be incurred in the third quarter to complete the moves out of both facilities. After the consolidation of the two facilities is completed we anticipate annual savings of approximately $500,000.

While there has not been much positive news lately coming out of the auto industry, I am pleased to report that a large volume ignition lock housing program originally planned for our VAST Fuzhou joint venture plant in China will soon be sourced from our North American operations, providing additional sales and increased production of this product line at both our Milwaukee and Juarez facilities.  Production for this program should begin late in the current fiscal year, and if current forecasts are correct, it should enhance sales by more than $12 million over the next two years.”

STRATTEC designs, develops, manufactures and markets automotive Security Products including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings; and Access Control Products including latches, power sliding side door systems, power lift gate systems, power deck lid systems and related products. These products are provided to customers in North America, and on a global basis through the VAST Alliance in which STRATTEC participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  STRATTEC’s history in the automotive business spans 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 28, 2008	December 30, 2007	December 28. 2008	December 30. 2007

Net Sales	$33,799	$39,908	$68,530	$82,647

Cost of Goods Sold	30,919	33,002	60,208	67,347

Gross Profit	2,880	6,906	8,322	15,300

Engineering, Selling &
Administrative Expenses	6,669	5,838	12,621	11,631

(Loss) Income from Operations	(3,789)	1,068	(4,299)	3,669

Interest Income	284	814	602	1,727

Interest Expense	-	-	-	-

Other Income, Net	557	158	780	466

Minority Interest	293	69	111	118

	(2,655)	2,109	(2,806)	5,980

Provision (Benefit) for Income Taxes	(1,422)	786	(1,611)	2,238

Net (Loss) Income	$(1,233)	$1,323	$(1,195)	$3,742

Earnings (Loss) Per Share:
Basic	$(0.38)	$0.38	$(0.36)	$1.07
Diluted	$(0.38)	$0.38	$(0.36)	$1.06
Average Basic
Shares Outstanding	3,264	3,506	3,298	3,513

Average Diluted
Shares Outstanding	3,267	3,512	3,303	3,518

Other
Capital Expenditures	$3,195	$2,728	$8,511	$4,474
Depreciation & Amortization	$1,466	$1,758	$2,846	$3,496

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	December 28, 2008 (Unaudited)	June 29, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$31,878	$51,501
Receivables, net	17,784	23,518
Inventories	14,793	10,269
Other current assets	19,313	17,978
Total Current Assets	83,768	103,266
Deferred Income Taxes	3,684	3,684
Investment in Joint Venture	4,194	3,642
Prepaid Pension Cost	3,543	758
Other Long Term Assets	932	27
Goodwill	87	-
Property, Plant and Equipment, Net	36,202	30,336
	132,410	$141,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$14,638	$15,974
Other	19,253	16,965
Total Current Liabilities	33,891	32,939
Borrowings Under Line of Credit Facility	-	-
Accrued Pension and Post Retirement Obligations	12,193	12,389
Minority Interest	1,729	953
Shareholders’ Equity	240,887	242,843
Accumulated Other Comprehensive Loss	(20,173)	(17,495)
Less: Treasury Stock	(136,117)	(129,916)
Total Shareholders’ Equity	84,597	95,432
	$132,410	$141,713

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
   (Unaudited)

	Second Quarter Ended		Six Months Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Cash Flows from Operating Activities:
Net (Loss) Income	$(1,233)	$1,323	$(1,195)	$3,742
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Minority Interest	(287)	(87)	(101)	(148)
Depreciation and Amortization	1,475	1,758	2,855	3,496
Stock Based Compensation Expense	89	179	217	492
Change in Operating Assets/Liabilities	(2,167)	19	(2,938)	(3,400)
Other, net	(992)	(138)	(1,270)	(323)

Net Cash (Used in) Provided by Operating Activities	(3,115)	3,054	(2,432)	3,859

Cash Flows from Investing Activities:
Investment in Joint Ventures	(263)	-	(388)	-
Purchase of Delphi Power Products	(3,813)	-	(3,813)	-
Additions to Property, Plant and Equipment	(3,195)	(2,728)	(8,511)	(4,474)
Net Cash Used in Investing Activities	(7,271)	(2,728)	(12,712)	(4,474)

Cash Flow from Financing Activities:
Purchase of Common Stock	(500)	(1,146)	(6,214)	(1,146)
Dividends Paid	(502)	(31)	(1,023)	(4,081)
Contribution from Minority Interest	762	-	762	349
Loan from Minority Interest	800	250	1,175	250
Exercise of Stock Options and Employee Stock Purchases	10	6	20	13

Net Cash Provided by (Used in) Financing Activities	570	(921)	(5,280)	(4,615)

Effect of Foreign Currency Fluctuations on Cash	636	14	801	(19)

Net Decrease in Cash & Cash Equivalents	(9,180)	(581)	(19,623)	(5,249)

Cash and Cash Equivalents:
Beginning of Period	41,058	60,823	51,501	65,491
End of Period	$31,878	$60,242	$31,878	$60,242